Exhibit 10.1

FIRST AMENDMENT TO IP LICENSE AGREEMENT

This Amendment (the “Amendment”) to the Intellectual Property License Agreement dated June 11, 2026 (the “IP License Agreement”), as assigned and assumed under the Assignment and Assumption Agreement (between Quantum Cyber N.V. and its wholly-owned subsidiary Quantum Drones Corporation), is now entered into as of November 6, 2026 (the “Effective Date”), by and between Project LightShift, Inc., a Florida corporation, with offices located at 4040 NE 2nd Avenue #7D, Miami, Florida 33137 (“Licensor” or “PLS”), and Quantum Drones Corporation, a Nevada corporation having its principal place of business at 200 Connecticut Ave., Suite 400, Norwalk, CT 06854 (“Quantum,” or “Licensee”). Licensor and Licensee are hereinafter individually referred to as a “Party,” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into the IP License Agreement related to the Licensed Technology, which includes quantum array technology, quantum antenna systems and related products and services integrated into or designed for unmanned aerial vehicles and drone platforms, patents and related trade secrets, know-how, technical data, designs, and other proprietary information.

WHEREAS, Licensee is prepared to commit substantial resources to develop a working prototype and further development, manufacturing scale-up, patent protection and commercialization of the Licensed Technology within the Field of Use as set forth herein while expressly preserving Licensor’s rights outside the Field of Use and providing Licensor additional consideration;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I - INTRODUCTION

1.1 Definitions. In this Amendment, all capitalized terms shall have the definitions adopted in the IP License Agreement.

1.2 Schedule I of the IP License Agreement is amended as attached hereto to include all current Licensed Patents to which Licensee holds a license.

ARTICLE 2 - AMENDMENTS TO THE LICENSE AGREEMENT

2.1 The “Field of Use” and “Licensed Products” definitions are amended and restated in their entirety to read as follows:

“Field of Use” means the development, manufacture, integration, commercialization, marketing, sale, deployment, operation and support of Licensed Products solely for use in connection with (a) unmanned aerial vehicles, unmanned aircraft systems, drones and related unmanned aerial platforms (collectively, “UAS”), and (b) unmanned surface vessels (“USVs”), unmanned underwater vehicles (“UUVs”), and related unmanned maritime or undersea platforms (collectively, “Unmanned Maritime Systems,” and together with UAS, “Licensed Unmanned Systems”), whether for defense, national security applications, homeland security, law enforcement, public safety, emergency response, border protection, critical infrastructure protection, or other governmental security applications. Within the Field of Use, Licensed Products may employ any functionality enabled by the Licensed Technology in connection with Licensed Unmanned Systems. The Field of Use also includes ground-based, airborne, maritime, subsea or space-based products, systems or infrastructure to the extent designed and deployed primarily to detect, identify, track, communicate with, control, navigate, counter, power, support or provide services to Licensed Unmanned Systems (“Dedicated Unmanned Systems Infrastructure”). For the avoidance of doubt, the Field of Use excludes general-purpose and standalone applications of the Licensed Technology in energy generation or infrastructure, electric grids, stationary power systems, terrestrial telecommunications, satellite or space systems, computing or data centers, consumer electronics, automotive or manned transportation, ground robotics, manned maritime vessels, shipping or maritime infrastructure, subsea infrastructure, medical applications or industrial systems. A product or system in any of these categories is included only to the extent that it qualifies as Dedicated Unmanned Systems Infrastructure and serves the defense, national security, homeland security, law enforcement, public safety, emergency response, border protection, critical infrastructure protection or other governmental security applications expressly described above. Incidental or secondary use of a product or service in connection with Licensed Unmanned Systems shall not bring such product or service within the Field of Use. All rights to the Licensed Technology outside the Field of Use are expressly reserved by Licensor, and no rights outside the Field of Use shall arise by implication, estoppel or otherwise.

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“Licensed Products” means all quantum photonic array technology (including antenna systems) and related products and services integrated into or designed for UASs, USVs, UUVs, and Unmanned Maritime Systems, the manufacture, use, offer for sale, sale, importation, or other exploitation of which utilizes or incorporates any Licensed Technology, in each case regardless of form factor, configuration, branding, or generation.

2.2. Amendments to Section 2.1 and Section 2.3. Section 2.1 shall be replaced, superseded, amended and restated by the following.

Section 2.1. Scope of Grant. Subject to the terms and conditions of this Agreement (including Licensee’s satisfaction of any remaining funding obligations set forth in Section 4), Licensor, on behalf of itself and its Affiliates, hereby grants to Licensee and its designated Affiliates during the Term an exclusive (even as to Licensor), irrevocable right and license to the Licensed Technology and all associated Intellectual Property Rights to make, have made, use, offer to sell, sell, import, and otherwise exploit Licensed Products solely within the Field of Use in the Territory. For the avoidance of doubt, all rights to the Licensed Technology outside the Field of Use are expressly reserved by Licensor. No license or other right outside the Field of Use is granted by implication, estoppel or otherwise.

Section 2.3 shall be replaced, superseded, amended and restated by the following.

Section 2.3. Sublicensing. Licensee has the right in its sole discretion to grant sublicenses through multiple tiers under the Licensed Technology within the Licensed Field of Use. The terms of any sublicense to a third party, including consideration of any sublicense, shall be provided to Licensor within 30 days after execution of any such sublicense. If Licensee or its Affiliates grants to a third party a license, sublicense, or other right to make, use, sell, or otherwise exploit the Licensed Technology, then sales and other dispositions by such sublicensee shall not constitute Commercial Sales. In lieu of any Royalty on such sublicensee’s sales, Licensee shall pay to Licensor ten percent (10%) of the Sublicense Income actually received by Licensee or its Affiliates. The term “Sublicense Income” shall for purposes of this Section 2.3 have the same meaning, mutatis mutandis, as set forth in Section 4.7 below for Licensor.

2.3. Amendment to Section 4.7. Section 4.7 shall be replaced, superseded, amended and restated by the following.

(a) Based on the Cash Consideration and Consideration Shares provided to Licensor under this Article 4, the inability of Licensor to provide a working or successful Prototype, and the significant additional research & development funds Licensee will continue to provide to pursue development of a successful Prototype, the rights granted to Licensee under Article 2 shall remain in effect until termination of the IP License Agreement.

(b) In any circumstance where Licensor successfully commercializes a product or service related to or embodying any Improvement developed after the Effective Date of this Agreement (whether or not a successful Prototype is demonstrated), Licensor shall pay to Licensee a royalty equal to ten percent (10%) of Net Revenues received by Licensor or its Affiliates (“Royalty”) that are attributable to Commercial Sales of such products or services related to or embodying such Improvement. Royalties shall be calculated and paid on a quarterly basis, within thirty (30) days following the end of each calendar quarter, accompanied by a written report setting forth in reasonable detail the calculation of such Royalty. The Parties hereby agree such royalty will be reasonable to compensate Licensee for its Cash Payment, other consideration provided to Licensor under this Agreement, and other development funding of the Licensed Technology.

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(c) Sublicensing. Royalties shall accrue only on Net Revenues actually received by Licensor or its Affiliates in cash or cash equivalents. No Royalty shall accrue on invoiced amounts, receivables, or other amounts until actually collected. If Licensor pays a Royalty on amounts that are later written off as uncollectible, refunded, or otherwise not retained by Licensor or its Affiliates, Licensor may credit the Royalty paid on such amounts against Royalties subsequently payable. If any Commercial Sale is made for consideration other than cash, Net Revenues for such Commercial Sale shall be the fair market value of such consideration, as reasonably determined in good faith by Licensor.

If Licensor or any of its Affiliates grants to a third party a license, sublicense, or other right to make, use, sell, or otherwise exploit any Improvement (a “Sublicensee”), then sales and other dispositions by such Sublicensee shall not constitute Commercial Sales. In lieu of any Royalty on such Sublicensee’s sales, Licensor shall pay to Licensee ten percent (10%) of the Sublicense Income actually received by Licensor or its Affiliates.

“Sublicense Income” means royalties, license fees, and other amounts actually received by Licensor or its Affiliates from a Sublicensee as consideration for the grant of rights to an Improvement. Sublicense Income excludes amounts received:

(i) as payment for equity or debt securities of Licensor or its Affiliates, at or below fair market value;

(ii) as loans or other debt financing;

(iii) as funding for, or reimbursement of, research, development, engineering, testing, or regulatory certification activities;

(iv) as reimbursement of costs of prosecuting, maintaining, or enforcing intellectual property rights; and

(v) as payment for products or services supplied by Licensor or its Affiliates, which shall be treated as Commercial Sales to the extent otherwise included.

If a Sublicensee receives rights to both an Improvement and other technology for a single payment, Sublicense Income shall be reasonably allocated to the Improvement in good faith by Licensor. Sublicense Income shall be reported in the written reports required under Section 4.7(d). Amounts paid on Sublicense Income shall constitute Royalties for all purposes of this Agreement, including the Royalty Cap under Section 4.7(e).

(d) Royalty Reports. Each written report delivered under Section 4.7(b) shall set forth, for each calendar month within the applicable calendar quarter: (i) revenues from the Licensed Technology and service offerings; (ii) the gross amounts received and each deduction taken in calculating Net Revenues; and (iii) the resulting Net Revenues and the calculation of the Royalty due for such quarter. Licensee shall have the right to audit any such written report, and the books and records of Licensor and its Affiliates relating to such report upon delivery to Licensor of written notice accompanied by written evidence supporting the basis for the audit. Any audit shall be conducted during Licensor’s normal business hours, upon no less than fifteen (15) days’ prior written notice, and by Licensee or an independent accountant designated by Licensee and reasonably acceptable to Licensor. All costs and expenses of any audit shall be borne by Licensee. Licensee may conduct no more than two (2) audits in any calendar year. If an audit reveals that Licensor has underpaid any Royalty, Licensor shall pay the amount of such underpayment to Licensee within thirty (30) days following receipt of the audit results. If the underpayment is by more than 5% of the audited Royalties paid, then Licensor shall bear all costs and expenses of such audit.

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(e) Royalty Initiation. Licensor’s obligation to pay Royalties under Section 4.7(b) shall commence upon the first Commercial Sale of a product or service related to or embodying an Improvement (the “First Commercial Sale”). That obligation shall terminate automatically upon termination of this IP License Agreement.

Licensor shall pay any such accrued Royalties, together with the final written report required under Section 4.7(d), within thirty (30) days following the end of each calendar quarter. Licensee’s audit rights under Section 4.7(d) shall survive expiration of the IP License Agreement for a period of twelve (12) months following such expiration or termination.

2.4. Royalties From Licensee to Licensor. After Licensee recovers an amount equal to four (4) times its Development Costs (as defined below) incurred to achieve commercial sales of Licensed Products, Licensee will pay to Licensor a royalty payment equal to one hundred percent (100%) of the cost attributable to a quantum photonic array used in the completed commercial sale of a Licensed Product or related service to an end-use customer, where payment is actually received by Licensor or its Affiliates from such customer (“Licensee Royalty”). Licensee Royalties owed to Licensor will be reduced, when applicable, by an amount to ensure the cost of the Licensed Products does not exceed twenty percent (20%) of the total sale price of the applicable “end-use product”. “End-use products” are anticipated to include UASs, USVs, UUVs, and Unmanned Maritime Systems. Licensee Royalties shall be calculated and paid on a quarterly basis, within thirty (30) days following the end of each calendar quarter, accompanied by a written report setting forth in reasonable detail the calculation of such Licensee Royalty. Licensee Royalties to Licensor will not be owed to Licensor in the event the end-user cost does not provide for sufficient profit margin in the benefit of the licensee after recovering manufacturing costs. “Development Costs,” as used herein, means (i) all funding for, or reimbursement of, research, development, engineering, testing, or regulatory certification activities, including without limitation the Cash Consideration paid under the IP License Agreement and all further development costs leading to a successful Prototype; (ii) all up-front costs of goods sold before commercial manufacturing is initiated; and (iii) all costs for preparing, prosecuting, maintaining, or enforcing intellectual property rights (including legal fees associated therewith). Licensee will provide Royalty Reports to Licensor, and Licensor will have audit rights, mutatis mutandis, as set forth above in Section 2.3. Licensee Royalty obligations will also termination automatically upon any expiration or termination of this IP License Agreement.

2.5. Licensee Field Improvements. Licensee may own Licensed-Unmanned-Systems-specific integration, packaging, mounting, interface, configuration, application-design or customer-specific implementation technology conceived and developed solely by Licensee that does not constitute a Licensed Technology (each, a “Licensee Field Improvement”). To the extent any Licensee Field Improvement is capable of use outside the Field of Use, Licensee hereby grants to Licensor and its designated Affiliates during the Term of the IP License Agreement a worldwide, fully paid-up license to use, reproduce, modify, make, have made, sell, offer for sale, import and otherwise exploit such Licensee Field Improvement outside the Field of Use on the Royalty basis set forth in Section 2.3 (replacing Section 4.7) above.

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2.6. No Technology Wide Expansion. For the avoidance of doubt, the term Field of Use as set forth in Sections 2.1 and 2.2 of this Amendment shall not be construed as granting Licensee rights to the Licensed Technology on a technology-wide, function-wide or general commercial application basis outside the Field of Use. Nothing in this First Amendment grants Licensee any right in any separate technology or intellectual property of Licensor or any of its Affiliates that is not already included under the Licensed Technology merely because such technology is interoperable with, complementary to or used alongside a Licensed Product.

2.7. Effect of Termination. The following provisions shall be added to the end of Section 13.3 of the IP License Agreement.

In the event of a termination by Licensor under Section 13.2(b) as a result of a breach by Licensee, all rights, grants and licenses granted hereunder shall automatically terminate and Licensee shall have no further right to the Licensed Technology. In such event, Licensee shall return to Licensor all technical information, documentation know-how and other material provided by Licensor to Licensee and shall cease the use of any Licensed Technology unless otherwise agreed by Licensor.

ARTICLE 3- MISCELLANEOUS

(a) Ratification. Except as specifically amended by this Amendment, the IP License Agreement shall remain in full force and effect and is hereby ratified and confirmed. This Amendment shall be construed as one with the Agreement, and the IP License Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment. All documents executed in connection with the IP License Agreement shall remain in full force and effect and are hereby ratified and confirmed with respect to the IP License Agreement, as amended by this Amendment.

(b) Entire Agreement. This Amendment, together with the IP License Agreement, supersedes all prior agreements and understandings, written or oral, between Licensor and Licensee with respect to the subject matter of this Amendment.

(c) Counterparts. This Amendment may be executed in any number of counterparts, all of which, when taken together, shall constitute one and the same instrument and the parties to this Amendment may execute this Amendment by signing any such counterpart. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same documents

(d) Effective Date. This Amendment shall be deemed effective upon execution by both Parties.

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IN WITNESS WHEREOF, each Party has caused its name to be hereunto subscribed, by its duly authorized officer as of the date indicated above.

Licensor:			Licensee:
Project LightShift, Inc.			Quantum Drones Corporation

By:	/s/ Nadab Akhtar		By:	/s/ David Lazar
	Name:	Nadab Akhtar		Name:	David Lazar
	Title:	President		Title:	President

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SCHEDULE 1

LICENSED PATENT(S)

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